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                                                                    EXHIBIT 99.1


SALES TRENDS

Sales comparisons are presented to help investors understand the general tone of Cooper's business. These include the impacts of acquisitions, divestitures, currency movements, etc. and are not necessarily indicative of business trends.

Specific questions regarding sales trends should be directed to Richard Bajenski, Vice President, Investor Relations, bajenski@cooperindustries.com,
(713) 209-8610.

Sales for the three months ended on the dates shown, compared to the same period in the prior year:

                              08/31/03       09/30/03       10/31/03        11/30/03       12/31/03       01/31/04
                              --------       --------       --------        --------       --------       --------
Cooper Industries                0-2%            5%            4-6%            6-8%            6%            4-6%
Electrical Products              0+/-            2%            1-3%            3-5%            4%            3-5%
Tools & Hardware                8-10%           21%          20-22%          21-23%           13%           8-10%

OBSERVATIONS ON RECENT SALES TRENDS FOR THE THREE MONTHS ENDED JANUARY 31, 2004.

COOPER INDUSTRIES

Sales for the three months ended January 31, 2004 increased 4-6% compared with last year reflecting modestly improved market conditions and translation benefits due to a weakening of the U.S. dollar.

ELECTRICAL PRODUCTS

Sales for the three months ended January 31, 2004 increased 3-5% compared with last year.

     o Continued strength in residential construction activity and modest improvements in industrial markets have led to increased sales of hazardous duty electrical construction materials, lighting fixtures and wiring devices.

     o A modest recovery in electronics markets has led to increased sales of circuit protection components.

     o While international sales of power systems products increased, domestic sales remain soft as utilities continue to defer investments in their distribution systems.

     o European sales of many Cooper products increased as a result of modestly improved economic conditions.

TOOLS AND HARDWARE

Sales for the three months ended January 31, 2004 improved 8-10% compared with last year.

     o Overall power tool sales were up, reflecting higher shipments of automated assembly equipment and improving power tool demand.

     o Sales of hand tools improved, reflecting new product introductions and better retail channel sales.

NOTE: INCLUDES IMPACTS OF ACQUISITIONS AND DIVESTITURES, WHEN APPLICABLE.